FORM OF OPINION OF GOODWIN PROCTER LLP

Exhibit 8.1

                    , 2010

C&D Technologies, Inc.

1400 Union Meeting Road

Blue Bell, PA 19422

Ladies and Gentlemen:

Reference is made to the Registration Statement on Form S-4 (the “Registration Statement”) of C&D Technologies, Inc., a Delaware corporation (“C&D”), relating to the offer to exchange up to 95% of C&D common stock (par value $0.01 per share) for its 5.25% Convertible Senior Notes due 2025 and 5.50% Convertible Senior Notes due 2026 (collectively, the “Notes”).

We have examined the Registration Statement filed by the Company. In addition, we have examined, and relied as to matters of fact upon, originals or copies of such corporate records, agreements, documents and other instruments and made such other inquiries as we have deemed necessary or appropriate to enable us to render the opinion set forth below. In such examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as copies, and the authenticity of the originals of such latter documents. We have not, however, undertaken any independent investigation of any factual matter set forth in any of the foregoing.

In rendering our opinion, we have assumed, with your permission, that the statements set forth in the Registration Statement are true, complete and correct and will remain true, complete and correct at all times up to and including the effective date of the Registration Statement and the closing of the exchange of convertible notes for common stock pursuant to the exchange offer or, in the alternative, pursuant to the prepackaged plan and that the transaction documents described in the Registration Statement will be complied with.

Based upon the foregoing, and subject to the qualifications and limitations stated herein and therein, the discussion contained in the Registration Statement under the caption “Material U.S. Federal Income Tax Considerations” is, where indicated, the opinion of Goodwin Procter LLP.

We express our opinion herein only as to those matters specifically set forth, and our opinion does not address any other tax consequences. No opinion should be inferred as to the tax consequences under any state, local or foreign law, or with respect to other areas of U.S. federal taxation. We do not express any opinion herein concerning any law other than the federal income tax law of the United States. Our opinion is based upon current statutory, regulatory and judicial authority, any of which may be changed at any time with retroactive effect. Our opinion is not binding on the Internal Revenue Service or the courts, either of which could take a contrary position. We disclaim any undertaking to advise you of any subsequent changes with respect to the matters stated, represented or assumed herein or any subsequent changes in applicable law, regulations or interpretations thereof.

We hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement, and to the references therein to us. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

Very truly yours,

/s/ Goodwin Procter LLP